EXHIBIT 10.44

July 21, 2000

Dear Greg:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. as a Vice President, Research reporting to Geoffrey Duyk, Chief Scientific Officer.  Other terms of employment include:

Compensation:  You will receive nine thousand three hundred seventy five dollars ($9,375.00) per pay period. There two pay periods per month. Additionally, you will receive a sign-on bonus of twenty five thousand dollars ($25,000) payable the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company.  This re-payment of the sign-on bonus shall occur within thirty (30) days of termination.

Options for Equity:  You will also be eligible to receive a stock option for one hundred thousand (100,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors. Options vest over 4 years, and are 25% vested on the first anniversary of employment and then continue to vest 1/48th of the total grant on the monthly anniversary date each month thereafter over the next 3 years.

Benefits:  All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review:  Your performance will be formally reviewed no less than annually you will be eligible to receive an incentive bonus of up to twenty percent of your annual salary based on achievement of key milestones.

Confidentiality:  As you are aware, it is very important for us to protect our confidential information and proprietary material.  Therefore, as a condition of employment, you will need to sign the attached Confidentiality Agreement.

Termination:  In the event of termination of your employment by the Company without Cause, the Company will continue to pay you your base salary for a period after the date of such termination equal to the lesser of (1) six months and (2) the period until you obtain alternative employment. In addition, you will be entitled to receive the amount of any declared but unpaid bonus as at the date of such termination and the Company shall continue to make available to you such fringe benefits as are required by law.

Loan:   Within 30 days of your start date we will make available to you a loan in an amount of seventy five thousand ($75,000) dollars. The loan will have a term of four (4) years and is subject to one hundred percent (100%) forgiveness of principal upon your fourth employment anniversary date if you have been a full-time employee during the preceding forty eight (48) months. Forgiven amounts will be subject to annual withholding and reported on your Form W-2 during year of forgiveness. In the event of your voluntary termination of employment, you will be obligated to repay loan as follows:  25% of the total principal for each year remaining under the loan (e.g., if you terminate in year 1, then 100% would be repayable; 75% in year 2, etc.).  In the event that your termination is by the Company without cause prior to your fourth anniversary date of employment, the loan will be subject to one hundred percent (100%) forgiveness of principal. Interest on the loan will accrue annually and the rate will be the lowest rate available for a loan of this term in effect as of the date of the loan under the rules and regulations of the U.S. Treasury.  The accrued interest will be payable within thirty (30) days of each December 31st during the term of the loan.

Start Date:  To be determined.

Other:  This offer expires on August 2 , 2000, unless accepted by you prior to this date.  In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time.  No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time.  Either you or the Company may terminate this employment relationship at any time.  This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

You may accept this offer of employment by signing both copies of this letter and returning to my attention at Exelixis, Inc one copy along with the completed employment documents that have been included in this offer packet.

Greg, we look forward to your coming on board!

Sincerely,

/s/ Lisa Benthein
Lisa Benthein
Director, Human Resources

ACCEPTED BY:

/s Gregory Plowman	7/23/00
Gregory Plowman	Date

Enclosures:
Benefit Summary
Confidentiality Agreement
DE-4 (optional)
Direct Deposit Form (optional)
Employee Information Form
I-9 document verification list
Insider Trading Policy
Lock-up Agreement
W-4